UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MEDICAL PROPERTIES TRUST, INC.

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Annual Meeting of Stockholders

May 14, 2015

Supplemental Information Regarding

Proposal 3 — Advisory Vote on Executive Compensation

May 5, 2015

Dear Stockholder of Medical Properties Trust, Inc.:

By now, you have likely received our annual proxy statement as well as the reports by proxy advisory firms, including Institutional Shareholder Services (ISS), providing recommendations to stockholders on how to vote on the matters presented at our annual meeting, including the advisory vote on our executive compensation program (Say on Pay).

While ISS acknowledged in its report some of the changes that we made to our compensation program in response to our stockholder outreach, ISS ultimately recommended that stockholders vote against our Say on Pay proposal. This was disappointing, particularly given (1) the robust stockholder engagement that we enacted this past year, (2) the significant changes that we made to our compensation program as a result of this engagement as outlined in our annual proxy statement and (3) the positive feedback that we received from our stockholders regarding this engagement and these proposed changes. We urge stockholders to consider the following points before voting on our Say on Pay proposal:

•	ISS’s Flawed Peer Group – ISS appears to have recommended against our Say on Pay vote largely based on what it characterized as a “pay for performance disconnect”. In our view, ISS’s purported disconnect stems exclusively from ISS’s selection of non-similarly situated peer companies against which it compared our pay and performance. If one applies ISS’s methodology to our peer group, we would have received a “Low” concern under each of the ISS quantitative pay-for-performance tests.

After careful review, the Compensation Committee approved a peer group comprised of companies that invests primarily in health care and medical properties and fit within ISS’s size guidelines for selecting peers that it uses in its own analysis. This is described in more detail on pages 33-34 of our annual proxy statement. Finally, and perhaps most importantly, during our robust program of stockholder engagement this past year, we directly asked our stockholders if they had any concerns or objections to our peer group. And NOT one of them expressed any concern with any particular peer company nor the peer group as a whole.

Accordingly, we believe that ISS’s selection of an inappropriate peer group gives rise to a mischaracterization of the relationship between pay and performance at the Company and ultimately gives rise to a recommendation on our Say on Pay vote that is inconsistent with our pay for performance culture.

•	Long-Term Stock Performance – We have consistently delivered positive returns to stockholders, including a 184% return since our IPO in July 2005, during which time we outperformed the MSCI US REIT index by more than 80%. As value creation from real estate investments often requires a longer horizon to generate a return, we believe our long-term stock performance highlights our management team’s true outperformance.

•	Response to Stockholder Feedback – In addition to the above, we reiterate that our robust program of stockholder engagement directly resulted in changes to our executive compensation program (all described in our 2015 proxy statement), including the following significant changes:

•	Better disclosure regarding our pay program, including the rationale behind our program and peer selection;

•	Rebalancing our cash compensation program by providing for salaries more in line with peer companies and reducing annual potential bonus payouts;

•	Decreasing the percentage of the cash bonus payout tied to subjective/individual measures from 35% in 2013 to 10% in 2014 and 2015;

•	Eliminating the so-called “carryforward” provisions on future annual performance-based restricted stock awards; and

•	Increasing our equity-related TRS hurdle to 9.0% per year from 8.5% per year.

For the reasons set forth in our 2015 proxy statement and the additional points above, we request that you vote FOR our Say on Pay proposal (Proposal 3).

Your vote is important and we welcome the opportunity to speak with you. Please contact Tim Berryman, Director of Investor Relations, at 205-969-3755 or tberryman@medicalpropertiestrust.com to discuss our compensation program.